SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)(1)



                                EROX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   296022 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   ----------



--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


---------------------------------------------                                      ----------------------------------------------

CUSIP No. 296022 10 6                                         13G                                Page 2 of 4 Pages
---------------------------------------------                                      ----------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1.          NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Kevin and Lida McCarthy, husband and wife
------------------------------------------------------------------------------------------------------------------------------------
 2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)    [   ]

                                                                                                          (b)    [   ]

------------------------------------------------------------------------------------------------------------------------------------
 3.          SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
 4.          CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------------------------------------------------------------------------------------------------------
                                      5.        SOLE VOTING POWER
            NUMBER OF
              SHARES                            170,000 shares
           BENEFICIALLY            -------------------------------------------------------------------------------------------------
             OWNED BY                 6.        SHARED VOTING POWER
              EACH
           REPORTING                            0 shares
          PERSON WITH              -------------------------------------------------------------------------------------------------
                                      7.        SOLE DISPOSITIVE POWER

                                                170,000 shares
                                   -------------------------------------------------------------------------------------------------
                                      8.        SHARED DISPOSITIVE POWER

                                                0 shares
------------------------------------------------------------------------------------------------------------------------------------
 9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             170,000 shares
------------------------------------------------------------------------------------------------------------------------------------
10.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                                                                            [   ]

------------------------------------------------------------------------------------------------------------------------------------
11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.7%
------------------------------------------------------------------------------------------------------------------------------------
12.          TYPE OF REPORTING PERSON*

             IN
------------------------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item  1(a).     Name of Issuer:

                EROX Corporation

Item  1(b).     Address of Issuer's Principal Executive Offices:

                4034 Clipper Court
                Fremont, California  94538

Item  2(a).     Name of Person Filing:

                Kevin and Lida McCarthy, husband and wife

Item  2(b).     Address of Principal Business Office or, If None, Residence:

                535 Middlefield Road, Suite 240
                Menlo Park, California  94025

Item  2(c).     Citizenship:

                United States

Item  2(d).     Title of Class of Securities:

                Common Stock

Item  2(e).     CUSIP Number:

                296022 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

                Not applicable

Item  4.        Ownership.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)    Amount beneficially owned:
                170,000 shares

         (b)    Percent of class:
                The shares held represent 1.7% of the outstanding class

         (c)    Number of shares as to which such person has:

                  (i) Sole power to vote or direct the vote 170,000 shares of Common Stock

                 (ii)   Shared power to vote or direct the vote  0

                                Page 3 of 4 pages

                (iii) Sole power to dispose or direct the disposition of 170,000 shares of Common Stock

                 (iv)   Shared power to dispose or direct the disposition  0

Item  5.        Ownership of Five Percent or Less of a Class:

                If this statement is being filed to report the fact that as of the date hereof the person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item  6.        Ownership of More than Five Percent on Behalf of Another Person:

                Not applicable

Item  7.        Identification   and  Classification  of  the  Subsidiary  Which
                Acquired the Security  Being  Reported on by the Parent  Holding
                Company:

                Not applicable

Item  8.        Identification and Classification of Members of the Group:

                Not applicable

Item  9.        Notice of Dissolution of Group:

                Not applicable

Item 10.        Certification:

                Not applicable


                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997
      ---------------------

                               /s/ Kevin McCarthy
                               --------------------------------
                               Kevin McCarthy


                               /s/ Lida McCarthy
                               --------------------------------
                               Lida McCarthy


                                Page 4 of 4 pages